Exhibit 99.2


                     SCIENTIFIC GAMES ANNOUNCES PRICING OF
                    6.25% SENIOR SUBORDINATED NOTES DUE 2012


NEW YORK, December 9, 2004 -- Scientific Games Corporation (NASDAQ: SGMS) announced today that it has priced $200 million of 6.25% Senior Subordinated Notes due 2012 to be issued in a private offering to qualified institutional buyers in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended.

Scientific Games intends to use the net proceeds from the offering to repay a portion of the term loan outstanding under its existing senior credit agreement and to finance the tender offer for its 12.5% Senior Subordinated Notes due 2010.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes. The notes have not been registered under the Securities Act of 1933 or applicable state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding the terms of the offering of the notes. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.